UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 7, 2017

Rocket Fuel Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36071	30-0472319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Seaport Blvd.
Redwood City, CA 94063
(Address of principal executive offices, including zip code)
(650) 595-1300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On February 7, 2017, the Board of Directors (the “Board”) of Rocket Fuel Inc. (the “Company”) approved a grant of 230,000 performance based restricted stock units (“PSUs”) to E. Randolph (“Randy”) Wootton III, Chief Executive Officer of the Company, pursuant to the Company's 2013 Equity Incentive Plan and a performance-based Restricted Stock Unit Award Agreement concurrently approved by the Board for use thereunder. The PSUs will be eligible for vesting (“earned”) based upon achievement of certain performance goals and, once earned, will be subject to service-based vesting requirements. One-half of the shares subject to the PSUs will be earned upon achievement of increases in the average closing trading price of the Company’s common stock over a 30-day period to $4 per share (the “Tranche 1 PSUs”), and the remaining one-half of the shares subject to the PSUs will be earned upon achievement of increases in the average closing trading price of the Company’s common stock over a 30-day period to $6 per share (the “Tranche 2 PSUs”). In order for these PSUs to be earned, the applicable price targets must be achieved within a three year period ending in February 2020 and subject to Mr. Wootton’s continued service through each applicable earn date. Once a tranche is earned, it will be scheduled to vest on the 18-month anniversary of the date it was earned, subject to continued service through the vesting date. The applicable trading price targets may be proportionally adjusted in the event of certain changes in capitalization, such as a stock split.

If a change in control occurs during the three-year performance period, any unearned Tranche 1 PSUs will become earned if the transaction price per share is at or above $4 per share, and any unearned Tranche 2 PSUs will become earned if the transaction price per share is at or above $6 per share. If these transaction price targets are not met in such a change in control, any unearned PSUs that are not assumed or substituted for in the transaction will terminate. If a change of control occurs and any PSUs have been earned or are earned in connection with such change in control, the earned PSUs will vest in full if such earned PSUs are not assumed or substituted for in the transaction.

In addition, the PSU agreement modifies Mr. Wootton’s Management Retention Agreement with the Company (the “MRA”) to provide that, with respect to the PSUs, if, during the Change in Control Period (as defined in the MRA), Mr. Wootton is terminated without Cause, resigns for Good Reason, or is terminated due to his death or Disability (as such terms are defined in the MRA), the performance targets will no longer be deemed achieved at 100% levels. Instead, the change in control price targets described above continue to apply and if they are met, 100% of earned PSUs will accelerate vesting in connection with such a termination, subject to the terms and conditions of the MRA, including a release of claims requirement in favor of the Company. The terms and conditions of the MRA were previously described in the Form 8-K filed with the U.S. Securities and Exchange Commission on March 24, 2015.

The foregoing description of the material terms of the PSU grant should be read in conjunction with and is qualified in its entirety by reference to the full text of the performance-based Restricted Stock Unit Award Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8‑K, and the MRA filed as Exhibit 10.31 to Form 10-K filed with the U.S. Securities and Exchange Commission on March 14, 2016, each of which is incorporated herein by reference.

On February 7, 2017, the Compensation Committee of the Board approved the payment of a one-time completion bonus (the “Completion Bonus”) to Stephen Snyder, the Company’s Chief Financial Officer, in recognition for his leading certain initiatives related to the Company’s restructuring project announced on January 9, 2017. The Completion Bonus shall be payable, subject to the completion of specified objectives related to the restructuring, as follows: $40,625 in July 2017, and $40,625 in February 2018, in each case, less applicable tax withholdings and subject to Mr. Snyder’s continued employment with the Company through the applicable payment date. The Compensation Committee will reduce the amount of the bonus, if any, it awards to Mr. Snyder under the Executive Bonus Plan for 2017 by any Completion Bonus amounts paid to Mr. Snyder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Performance-based Restricted Stock Unit Award Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKET FUEL INC.

By:	/s/ JoAnn C. Covington
JoAnn C. Covington
Senior Vice President, General Counsel and Corporate Secretary
Date: February 13, 2017

EXHIBIT INDEX

Exhibit No.	Description
10.1	Performance-based Restricted Stock Unit Award Agreement